As filed with the Securities and Exchange Commission on May 3, 2002
                                                    Registration No. 333-[_____]

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                             Trizec Properties, Inc.
               (Exact name of issuer as specified in its charter)

            Delaware                                       33-0387846
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

                     1114 Avenue of the Americas, 31st Floor
                               New York, NY 10036
          (Address of principal executive offices, including zip code)

                 TRIZEC PROPERTIES, INC. 2002 STOCK OPTION PLAN
                            (Full title of the plans)


                   The Prentice-Hall Corporation System, Inc.
                        2711 Centerville Road, Suite 400
                              Wilmington, DE 19808
                                 (800) 927-9800
            (Name, address and telephone number of agent for service)
                               ------------------
                               Copies to each of:

                             Stephen T. Giove, Esq.

                                       at

                               Shearman & Sterling
                              599 Lexington Avenue
                               New York, NY 10022


                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                              Proposed maximum      Proposed maximum
  Title of securities        Amount to be      offering price           aggregate              Amount of
    to be registered          registered          per share          offering price        registration fee
------------------------------------------------------------------------------------------------------------
Common Stock, par value          (1)                (2)                                          (3)
$0.01 per share              19,000,000          $15.65              $297,350,000             $0
------------------------------------------------------------------------------------------------------------

(1) This registration statement on Form S-8 (this "Registration Statement") shall also cover any additional shares of common stock, par value $0.01 per share (the "Common Stock"), of Trizec Properties, Inc. (the "Registrant"), which become issuable under the Trizec Properties, Inc. 2002 Stock Option Plan (the "Plan") being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of determining the registration fee. Estimate based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 2, 2002.

(3) The amount of the registration fee for this Registration Statement is $27,357.00. Pursuant to Rule 457(p) of the Securities Act, the amount of the registration fee to be paid is offset by $27,357.00, representing the amount of the registration fee previously paid by TrizecHahn Corporation in connection with the filing of the Registration Statement on Form S-8, filed July 13, 1998 (File No. 333-9122), associated with 5,001,920 unissued subordinate voting shares of TrizecHahn common stock. As a result, no registration fee is owed pursuant to this Registration Statement.


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


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

Item 2.  Registrant Information and Employee Plan Annual Information.*














-------------------------------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated as of their respective dates in this Registration Statement by reference.

         (a) Registrant's Registration Statement on Form 10 (No. 001-16765), filed with the Commission on February 14, 2002 pursuant to Section 12 of the Exchange Act of 1934, as amended (the "Exchange Act"), which includes a description of the Registrant's Common Stock;

         (b) The Registrant's Annual Report on Form 10-K (No. 001-16765), filed with the Commission on March 8, 2002, which includes audited financial statements for the Registrant's latest fiscal year for which such statements have been filed; and

         (c) The Registrant's Current Reports on Forms 8-K (No. 001-16765), filed with the Commission on March 7, 2002 and April 4, 2002.

         All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

                  Not required.

Item 5.  Interests of Named Experts and Counsel.

                  None.

Item 6.  Indemnification of Directors and Officers.

         (a) Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits the Registrant, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the Registrant, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the Registrant, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, subject to certain limitations.

         (b) The Registrant's certificate of incorporation, as well as its bylaws, provides that the Registrant will fully indemnify its officers, directors and employees to the fullest extent possible under the DGCL as described above. In addition, the Registrant's certificate of incorporation provides that a director will have personal liability for money damages to the Registrant or its stockholders for breach of fiduciary duty only for (1) a breach of the director's duty of loyalty, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful dividends or unlawful stock repurchases or redemptions or (4) any transaction from which the director received an improper personal benefit.

         (c) In 2002, the Registrant intends to purchase insurance for the benefit of directors and officers of the Registrant and its subsidiaries against any liability incurred by them in their capacity as directors and officers. The premium for such insurance is expected to amount to approximately $1,000,000. The policy is expected to provide coverage to the directors and officers of $50 million per occurrence in the policy year. If the Registrant becomes liable pursuant to the indemnification of directors and officers from and against any liability and cost in respect to any action or suit against them in respect of their duties of office, the insurance coverage is expected to extend to the Registrant; however, each claim will be subject to a deductible of $1,000,000.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Exhibit list beginning on page 9.

Item 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                   Statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                   (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

                   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

              (2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 3rd day of May, 2002.



                                  TRIZEC PROPERTIES, INC.
                                  (Registrant)


                                   By:  /s/ Gregory F. Hanson
                                        ----------------------------------------
                                   Name:   Gregory F. Hanson
                                   Title:  Executive Vice President,
                                           Chief Financial Officer and Director





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

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints each of Gregory Hanson and Elizabeth K. Lanier as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 3rd day of May, 2002.

         Signature                              Capacity
         ---------                              --------


/s/ Christopher Mackenzie          Chief Executive Officer, President and Director
------------------------------
Christopher Mackenzie

/s/ Gregory Hanson                 Executive Vice President, Chief Financial Officer and Director
------------------------------
Gregory Hanson

/s/ Robin A. Campbell              Director
------------------------------
Robin A. Campbell

/s/ Joanne Ranger                  Senior Vice President and Chief Accounting Officer
------------------------------
Joanne Ranger

                                  EXHIBIT INDEX


          Number                Title of Exhibit

          4.1 Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc., filed on February 11, 2002 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 10 (No. 001-16765), filed with the Commission on February 14, 2002).

          4.2 Form of Amended and Restated Bylaws of Trizec Properties, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form 10 (No. 001-16765), filed with the Commission on February 14, 2002).

          *4.3                Trizec Properties, Inc. 2002 Stock Option Plan.

          *4.4 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc.

          *5 Opinion of Shearman & Sterling regarding the legality of the securities being offered hereby.

          *23.1               Consent of PricewaterhouseCoopers LLP, Independent
                              Accountants.

          *23.2               Consent of Shearman & Sterling (contained in
                              Exhibit 5).

          *24 Power of Attorney (included as part of the signature pages to this Registration Statement).









-----------------------------
*  Filed herewith.



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